Exhibit 10.50

FORM OF LOAN CONTRACT (MEDIUM/LONG TERM)

(16104) Nong Yin Jie Zi (2005) No. 32101200500041524

Borrower (full name):	Spansion (China) Co., Ltd.
Creditor (full name):	Gusu Sub-branch, Agricultural Bank of China

Pursuant to relevant Chinese laws and regulations, following mutual consultations, the two Parties have entered into this contract (the “Contract”).

Article 1. Loan.

1.	Loan Type: Mid-term Working Capital Loan

2.	Loan Purpose: To Supplement Working Capital

3.	Loan Currency and Amount (in capital letters):

4.	Loan Term

(1)	The term of the loan is as follows:

Drawdown		Payment
Date	Amount	Date	Amount

(Should the blanks in the table be insufficient to record all items, any additional table so required shall constitute an integral part hereof.)

(2)	If there is any discrepancy between this Contract and the loan papers regarding loan amounts, drawdown dates and repayment dates, the loan papers shall take precedence. The loan papers shall constitute part of this Contract and shall have the same force and effect as the Contract.

(3)	Should the loan hereunder be granted in foreign exchange, Borrower shall repay the due principal and interest in the same currency in time.

5.	Interest Rate of the Loan

The interest rate of any loans in Renminbi hereunder shall be determined pursuant to the approach described below:

Floating Interest Rate

The interest rate of the loan shall be ten percent less than the benchmark interest rate and the applicable annual interest rate shall be < / > percent. The “benchmark interest rate” for loans of less than five years (inclusive) shall be the benchmark rate published by the People’s Bank of China for Renminbi loan of the same term.

Twelve months shall be a period (“Period”, which commences from the loan grant date) if the interest rate is to be adjusted. In the event that the People’s Bank of China adjusts Renminbi loan benchmark interest rate, Creditor shall decide, without notifying Borrower, the new interest rate based on post-adjustment benchmark interest rate applicable to the relevant terms and the foregoing calculation. The new applicable interest rate shall become effective on the corresponding date of the loan grant date in the following Period after the adjustment on the benchmark interest rate is made (“Corresponding Date”). Where the benchmark interest rate is adjusted on the same day when the loan is made or on the Corresponding Date of any Period, the new applicable interest rate shall become effective on the date of the adjustment on the benchmark interest rate. If there is no Corresponding Date in any Period, the date of the last day of the month corresponding to the month of the loan grant date shall be the Corresponding Date.

The interest rate of any loan in foreign exchange hereunder shall be determined pursuant to the approach described below:

The loan interest rate shall be the six-month LIBOR rate plus 1%, which floats every six months. LIBOR rate is the London Interbank Offered Rate published by Reuters two working days prior to the interest-accruing day for loans with the corresponding term.

6.	Interest Settlement

The interest of the loan hereunder shall be settled on a monthly basis on the 20th day of each month. Borrower shall pay the interest on each interest settlement day. Should the last day of repayment of the principal of the loan is not an interest settlement day, the outstanding interest shall be paid together with the principal (daily interest rate = monthly interest rate/30).

Article 2. Creditor shall have the right not to provide the loan hereunder until the following conditions are satisfied:

1.	Borrower shall have opened a general Renminbi settlement account and a foreign exchange settlement account with Creditor.

2.	Borrower shall have furnished relevant documents and materials and duly completed relevant procedures pursuant to Creditor’s request.

The documents and materials required to be furnished by Borrower are as follows: the seal impression specimen for loans, the photocopy of the original of the enterprise business license, the articles of association, the specimen of the signature of the board of directors, the relevant resolution of the board of directors, the loan application, the repayment plan, the enterprise’s capital verification report, the enterprise’s annual industry and commerce review report, the photocopy of the enterprise code certificate, the enterprise’s legal representative certificate (the photocopy of the identity certificate of the enterprise’s legal representative), the enterprise legal person’s power of attorney, the enterprise’s financial statement, the loan card, the undertaking by the enterprise that no security will be placed upon any asset of the enterprise (including movables and immovables) to any third party.

3.	Should the loan hereunder be granted in foreign exchange, Borrower shall have duly completed any foreign exchange administration approval, registration and other legally required procedures in connection with the loan pursuant to applicable provisions.

4.	Should the loan hereunder be guaranteed by mortgage or pledge, the applicable registration and/or insurance and other legal procedures shall have been duly completed pursuant to Creditor’s request and such guaranty and/or insurance shall remain valid. Should the loan hereunder be guaranteed by any warrant, such warrant contract shall have been executed and remain valid.

Article 3. Rights and Obligations of Creditor

1.	Creditor shall have the right to know Borrower’s situation regarding its production operation, financial activity, inventory and use of the loan as well as the right to require Borrower to provide its documents, materials and information such as financial statements during business hours on a reasonable basis each quarter.

2.	In case of any adverse actions or circumstances that are serious enough to affect the safety of the loan (including but not limited to the circumstances set forth in Articles 4.7, 4.8 and 4.10 hereof), Creditor may suspend granting loans or may claim the loan before maturity.

3.	When Creditor collects from Borrower pursuant to this Contract, any due or undue principal, interest, penalty interest, compound interest and other due amounts payable by Borrower, Creditor shall give prior notice to, and make consultations with, Borrower before it deducts directly the amount from any accounts of Borrower.

4.	Should the amount repaid by Borrower fall short of duly payable amount hereunder, Creditor, after notifying Borrower in writing in advance, shall have the right to choose to apply such inadequate repaid amount as repayment for principal, interest, penalty interest, compound interest or expenses hereunder.

5.	Creditor shall make the loan available to Borrower in full in time when Borrower fulfils its obligations under Article 2 and Article 4 hereunder.

6.	Creditor shall act as agent of Borrower with respect to foreign exchange loan administration registration, and shall provide service for foreign exchange loan registration, verification of repayment of principal and interest and other foreign exchange administration procedures free of charge on behalf of Borrower. Borrower shall reimburse Creditor for any expense incurred by Creditor in the course of registration with foreign exchange administration authority for foreign exchange loan on behalf of Borrower.

Article 4. Rights and Obligations of Borrower

1.	Borrower shall have the right to obtain and use the loan according to the Contract.

2.	Borrower shall deal with settlements and deposits related to the loan hereunder through the account set forth in Article 2 hereof.

3.	Should the loan hereunder be granted in foreign exchange, Borrower shall obtain applicable approval and registration in connection with the loan pursuant to the relevant law.

4.	Borrower shall repay the principal and interest of the loan in a timely manner. Should Borrower need any extension, Borrower shall submit a written application to Creditor 15 days prior to the maturity of the loan. An extension agreement may be executed after Creditor approves such extension.

5.	Borrower shall use the loan pursuant to the purpose of the loan provided in this Contract and shall not divert the loan to any purpose other than provided herein or misuse the loan.

6.	Borrower shall provide to Creditor true, complete and valid financial statements or other related material or information on a quarterly basis and shall readily cooperate with Creditor in its inspection of Borrower’s production operation, financial activities and the use of the loan hereunder, provided that such inspection is conducted on a reasonable basis within business hours.

7.	Borrower shall give prior written notice to and obtain the consent from Creditor before taking any action which will materially change the debtor-creditor relationship hereunder (such as merger, spin-off, filing for closure of business, filing for dissolution or filing for bankruptcy), and at the meantime the debt repayment liability shall be arranged or the debt shall be repaid before maturity.

8.	Borrower shall immediately notify Creditor in writing and shall make arrangement acceptable to Creditor for preservation of its creditor’s rights in the event of any situation other than the actions described in the previous section that materially affects in an adverse manner Borrower in performing its repayment obligation hereunder, such as cessation of production, closure of business, cancellation of registration, cancellation of business license, illegal activities involved with legal representatives or persons in charge, involvement in significant litigation or arbitration, serious difficulties in production and operation, and material deterioration of its financial conditions.

9.	Before the debt hereunder is repaid in full, if Borrower provides a guarantee for a third party’s debt, or if Borrower mortgages or pledges Borrower’s major assets to a third party and such action could be reasonably expected to affect the ability to make repayment of this loan, Borrower shall deliver to Creditor a prior written notice and obtain Creditor’s consent.

10.	Borrower shall not withdraw capital, transfer assets or transfer equity to avoid its repayment obligation to Creditor.

11.	Borrower shall notify Creditor in writing promptly of any change in its name, legal representative, place of domicile or business scope.

12.	If the guarantor of the loan undergoes any event such as cessation of production, closure of business, cancellation of registration, revocation of business license, bankruptcy or operational loss so that it loses all or part of the appropriate guarantee ability, or the value of the collateral, pledge or pledge right under this Contract is depreciated, Borrower shall promptly provide additional guarantee satisfactory to Creditor.

13.	Each Party shall bear their own expenses with respect to this Contract with the exception that Borrower shall reimburse Creditor for the fee incurred by Creditor in the course of registration with foreign exchange administration for foreign exchange loan on behalf of Borrower.

Article 5. Repayment Before Maturity

Borrower shall obtain Creditor’s consent for any pre-maturity repayment (Creditor shall act pursuant to the principles in regards to granting such consent undertaken by Creditor under Section IV “On Article 5 of the Contract” of its legal opinion delivered to Borrower on August 16, 2005). Should Creditor grant such consent, the interest for the part of the loan pre-repaid by Borrower shall be calculated according to following approach:

Calculate the interest according to the actual loan term (“Actual Loan Term” shall mean the period from the loan grant date to the pre-maturity repayment date) and the applicable interest rate under this Contract.

Article 6. Liabilities for Breach of Contract

1.	If Creditor fails to provide loan to Borrower in time in full pursuant to this Contract and such failure causes loss to Borrower, Creditor shall pay Borrower a delinquency charge on the basis of the amount of the payable loan and the number of days behind schedule. The delinquency charge shall be calculated in the same way as interest of the overdue repayment.

2.	If Borrower fails to repay the principal of the loan in time pursuant to this Contract, Creditor shall have the right to impose and collect an overdue interest on any overdue repayments from the first overdue day at the agreed applicable interest rate hereof plus fifty percent until repayment of the principal and interest. During the overdue period, if the People’s Bank of China increases the Renminbi loan benchmark rate for loans of the same term, the overdue interest rate shall rise accordingly since the date of such increase.

3.

Should Borrower fail to use the loan according to the agreed purpose hereunder, Creditor shall have the right to impose a penalty interest on the misused portion of the loan at the agreed applicable interest rate hereof plus one hundred percent from the date of such misuse until the repayment of principle and interest as of such breach. During this period, if the People’s Bank of China increases the Renminbi loan benchmark rate for loans of the same term, the penalty interest rate shall rise accordingly since the date of such increase.

4.	Creditor will impose compound interest on the part of the interest that is due but not yet paid by Borrower pursuant to applicable provisions of the People’s Bank of China.

5.	Should Borrower breach its obligation hereunder, Creditor shall have the right to request Borrower to rectify such breach within 30 days thereafter. In the event that no effective action is taken by Borrower to cure such breach within 30 days, Creditor shall be entitled to suspend granting the loan, to claim the loan in advance, to make other loans under other loan agreements between Borrower and Creditor immediately due, or to take any other asset protection measures.

6.	Should any guarantor of the loan hereunder breach its obligation under the guarantee contract, Creditor shall have the right to suspend granting the loan, to claim the loan in advance, or to take any other asset protection measure.

7.	If Creditor realizes its creditor’s rights through lawsuit or arbitration as a result of a breach of contract by Borrower at its own fault, Borrower shall bear, to a reasonable extent, the attorney’s fees, travel costs and other expenses paid by Creditor for realizing its creditor’s rights.

Article 7. Guarantee of Loan

The method of security of the loan under this Contract shall be by credit.

Article 8. Resolution of Disputes

Any dispute arising from the performance of this Contract may be resolved by consultations between the Parties or the procedures set forth in   1   below:

1.	Lawsuit, which shall be subject to the people’s court at Creditor’s domicile.

2.	Arbitration. Disputes shall be submitted to </> (full name of the arbitration tribunal) pursuant to the arbitration rules thereof.

During the lawsuit or arbitration, the terms under the Contract that are not under question shall be implemented.

Article 9. Miscellaneous

Any documents including but not limited to the financial statements and other relevant materials and information provided by Borrower to Creditor shall be confidential and will not be disclosed by any Party except as permitted below. In the event of a disclosure required by law, the disclosing Party shall, at a reasonable time before making any such disclosure or filing, consult with the other Party regarding such disclosure or filing and, to the extent possible, seek confidential treatment for such portions of the disclosure or filing as may be requested by the other Party. No announcements regarding the loan in a press conference, in any professional or trade publication, in any marketing materials or otherwise to the general public may be made by Creditor without the prior written consent from Borrower.

Article 10. Effectiveness of this Contract

This Contract shall come into effect as of the date of execution by the Parties by signing or sealing and shall expire when the loan is repaid in full.

Article 11. Counterparts

This Contract shall be executed in two counterparts, each Party to hold one counterpart. Each of the two counterparts shall have the same effect.

Article 12. Attention

Creditor has reminded Borrower to understand all the clauses of this Contract fully and accurately. Creditor has also explained certain clauses of this Contract as per Borrower’s request. The Parties have the same knowledge as to the meaning of this Contract.

Borrower (Stamp)	Creditor (Stamp)

Legal Representative or Authorized Representative	Person in Charge or Authorized Representative

	Date of Execution:	Month Day Year
	Place of Execution:	Suzhou